Exhibit 99.1

Certificate of Chief Executive Officer and Chief Financial Officer

The undersigned hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes - Oxley Act of 2002, that the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and that the information contained in such Annual Report on Form 10-K fairly presents, in all material respects, the financial condition and results of operations of BancTec, Inc. as of, and for, the periods presented in such report.

Very truly yours,

/s/ Craig D. Crisman

Craig D. Crisman President and Chief Executive Officer

/s/ Brian R. Stone

Brian R. Stone Chief Financial Officer